Exhibit 14.1

Mitel Code of Business Conduct

Honesty ● Integrity ● Transparency ● Trust

To all Mitel employees, officers and directors:

Ever since the Mitel name was created, those who worked under its banner have strived to maintain a reputation for high standards in technical excellence and business integrity. This is one of our most valuable assets and we expect all employees, officers and directors to safeguard that reputation in the performance of their duties.

If we are to continue to succeed in today’s markets globally, we must continue to provide our customers with high quality products and innovative solutions. We must also demonstrate our strong sense of responsibility and commitment to our customers, employees, shareholders, and the global community at large. As such we must work in an atmosphere that exudes and promotes honesty, integrity, transparency and trust.

Our Board of Directors has adopted this Code of Business Conduct as a clear statement of the Mitel way of conducting business. It sets out principles and standards grounded in moral, ethical and legal behavior that are intended to guide all Mitel activities.

All Mitel employees, officers and directors must at all times conduct business in an ethical and honest manner, consistent with the principles of this Code. Take the time to review this Code and understand how its principles apply to you in your interactions. If you have any questions regarding this Code, please contact Mitel’s Global Business Ethics and Compliance Office or the Legal Department.

Together we will build on our past, and move into the future with the full respect of our peers and partners, our customers and competitors.

Applicability of the Code

This Code applies to all Mitel employees or persons acting on Mitel’s behalf, regardless of their position and location. This includes but is not limited to:

•	Mitel’s Board of Directors

•	Mitel’s Executives

•	Mitel’s Employees, both temporary and permanent

•	Mitel’s Contractors

•	Mitel’s Agents

Mitel recognizes that in a global business, laws will vary by country and locality. Mitel requires that all applicable personnel operate within the laws and regulations of their country and locality; however, in the event this Code requires a more stringent standard, this Code’s standard shall apply to the personnel’s conduct. Failure to adhere to this Code can lead to disciplinary action, up to and including dismissal.

Management Responsibility

Mitel’s Board of Directors and senior management are responsible for operating Mitel’s business in compliance with all applicable laws. They also are responsible for creating and fostering a culture of ethical business practices, encouraging open communication, and for instilling an awareness of and commitment to this Code.

The Mitel Global Business Ethics and Compliance Office has overall responsibility for administering this Code. The current Director of Global Business Ethics and Compliance is Greg Hiscock. The Global Business Ethics and Compliance Office is responsible for:

1.	Ensuring distribution of the Code to all employees, directors, officers and representatives.

2.	Monitoring Mitel’s ethics and business practices company-wide.

3.	Resolving issues raised to the Global Business Ethics and Compliance Office.

4.	Overseeing Global Business Ethics and Compliance investigations.

5.	Discussing ethics and business conduct issues with employees and managers throughout Mitel and the Board of Directors including the Board’s Audit Committee.

Questions regarding the Code, its interpretation or its application should be addressed to the Global Business Ethics and Compliance Office or the Legal Department.

Introduction

Today’s global marketplace and rapid growth present Mitel employees with business challenges…

Most of these challenges can be met by using common sense and your own understanding of fairness and honesty. Mitel employs high caliber people with high standards of integrity, fairness and professionalism. Sometimes, situations arise that are new, unusual or complex. While Mitel has attempted to make this Code comprehensive, it is not intended to encompass all situations that an employee may encounter. Instead, this document sets out principles that confirm and supplement individual honesty and integrity, and provide employees with the support and resources necessary to fulfill their obligations to act honestly, with integrity and in compliance with the laws, rules and regulations that apply to business.

As part of the Mitel workforce, you are required to:

•	Be familiar with this Code and follow it at all times;

•	Comply with all applicable laws, rules, and regulations when conducting Mitel business;

•	Abide by all established Mitel policies and procedures;

•	Avoid behaving in any manner which could lead to inappropriate business conduct;

•	Promptly bring to Mitel’s attention either through the Company’s hotline, management, Mitel’s Global Business Ethics and Compliance Office or the Legal Department any known or perceived unacceptable business conduct or illegal behavior;

•	Seek appropriate guidance when business issues arise; and

•	Always conduct Mitel business with honesty, integrity, transparency and trust.

When faced with an ethical decision, it may be necessary to consider the following:

•	Does my conduct comply with Mitel’s policies? Are there other Mitel policies that should be consulted?

•	Does this Code address my issue? Does the Employee Handbook address my issue?

•	Who should be consulted? My supervisor? Human Resources? Mitel’s Global Business Ethics and Compliance Office? The Legal Department?

•	Would my conduct be legal?

•	Would my conduct be ethical?

•	What are the possible results of my choices? Who might be hurt or helped?

•	What is the extent of the harm? What is the nature of the help?

•	Ask yourself: Am I comfortable with my decision? Does my conduct appear appropriate? If my decision were made public, how would I feel? If the person I respect most were to hear of my conduct, how would I feel?

Table of Contents

Values	6
Conduct Relating to Mitel and the Company	7
Conflicts of Interest	7
Outside Employment	7
Outside Transactions	8
Financial Interests in Other Companies	8
Outside Directorships	8
Use of Mitel Property	8
Corporate Assets	10
Software	10
Corporate Opportunities	10
Health and Safety	11
Privacy Information	11
Records	11
Inside Information	11
Fair Treatment and Mutual Respect	12
Confidential Information	12
Intellectual Property	13
Inventions and Patents	14
Copyright	14
Trade Secrets	14
Trademarks	14
Mitel Established Policies and Procedures	15
Political Activity	15
Shareholders	15
Disclosures and Financial Reporting	15
Conduct Relating to Customers, Competitors and Suppliers	17
Customers	17
Antitrust/Competition	17
Fraud and Abuse	18
Gifts and Entertainment	18
Conduct Relating to the Community at Large	19
Taxes	19
Lobbying	19
Corruption	20
Government Sales	20
Environment	21
Government Investigations	21
Enforcement of the Code	22
Duty to Disclose/Report	22
Reporting Options	23
Non-retaliation	24
Investigative Action/Discipline	25
Right to Investigate, Audit and Enforce	25
Waivers	25
Resources	26

Values

By creating and maintaining an environment that supports our core values of honesty, integrity, trust, respect, teamwork, positive social contribution and personal achievement, each of us has the opportunity to achieve excellence. Although everyone at Mitel must contribute to the creation and maintenance of a positive work environment, our executives and everyone in management have a special responsibility to set and communicate standards that allow all of us to excel.

Mitel’s employees are the key to Mitel’s success. Mitel is proud of its very talented workforce, and recognizes that its employees are its most valuable asset. Mitel is committed to attracting, retaining and motivating the highest caliber people who have the utmost integrity and outstanding character. It is Mitel’s goal to develop and maintain practices and policies that ensure this commitment is met.

Mitel seeks every opportunity to communicate timely information to all of its employees about company policies, plans, and the status of issues that directly affect employees. Mitel is committed to honesty and fairness, and believes that all employees should be treated with respect. Employees are trusted to do their jobs effectively and will be recognized for their contributions.

All members of Mitel’s workforce share the responsibility for mutual understanding and cooperation and for creating and maintaining a work environment. All incidents in violation of this Code should be reported as soon as possible. All complaints made in good faith will be investigated promptly. To the extent possible and consistent with Mitel’s obligations under law and our policies, we will maintain the confidentiality of anyone reporting a complaint.

Mitel’s business is governed by many laws: provincial, state, federal, and international. Compliance with the form and spirit of all applicable law is fundamental to ethical business conduct. This is merely a minimum standard. Ethical business conduct goes well beyond compliance with applicable law and requires Mitel employees, officers, directors, contractors and agents to be always concerned about the impact of their actions on all interested parties in the communities in which we live and work: other employees, customers, suppliers, shareholders, competitors, and governments.

Conduct Relating to Mitel and the Company

Conflicts of Interest

Generally, Mitel’s workforce may conduct their personal and financial affairs as they wish. However, there are certain situations and activities that may pose a conflict between your interests and the best interests of Mitel. You should act with honesty and integrity, and avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest.

Most of the time, we easily recognize a conflict of interest. However, sometimes it is less clear that a particular activity or situation may cause or appear to cause a conflict of interest. Mitel expects that you will not engage in activities where your loyalties to Mitel may be compromised.

You are advised not to engage in any activity where your role or interest may be in conflict with Mitel’s interest. Although such conflicts are not automatically prohibited, written approval from the Legal Department is required to participate in any such activity. Your obligation to provide written disclosure of conflicts of interest, or the appearance of conflicts of interest, continues throughout the time that you work at Mitel.

If you are uncertain whether your activities may constitute a conflict of interest, or even the appearance of a conflict of interest, consult with your supervisor, the Human Resources Department, the Global Business Ethics and Compliance Office or the Legal Department before taking action.

Examples of potential conflicts of interest include, but are not limited to, the following:

Outside Employment

In consideration of your employment with Mitel, you are expected to devote your full business attention to the business interests of Mitel. You may not be employed by, or contract or consult with a customer, supplier or competitor of Mitel or its related entities. You may not engage in outside business activities that compete or appear to compete with the interests of Mitel or adversely affect your performance at Mitel. Members of Mitel’s workforce who engage in commercial activity or accept employment in addition to working at Mitel must report the details of the activity, in writing, to your supervisor with a copy to the Human Resources Department.

Outside Transactions

You may not engage in transactions on behalf of Mitel with any person or entity in which you or a member of your family has a substantial beneficial interest or in which you serve as a trustee or in a similar fiduciary capacity. You may not engage in significant financial transactions with other members of Mitel’s workforce with whom you have a reporting relationship, or with whom you have a relationship that will pose, or appear to pose, difficulties for supervision, security, safety or morale.

Financial Interests in Other Companies

You may not hold a financial interest in any customer, supplier or competitor of Mitel or its related entities, unless such company is a publicly owned corporation. If the company is a publicly owned corporation, you may hold up to $25,000 worth of stock or two percent of the company’s outstanding shares, whichever is greater. You must obtain approval, in writing, of Mitel’s Chief Executive Officer or Board of Directors for any variance from this rule.

Outside Directorships

It is a conflict of interest to serve as a director of any company that competes with Mitel. You may not serve as an officer or on the board of directors of a competitor company without obtaining prior written approval of Mitel’s Chief Executive Officer or Board of Directors.

Charitable Activities

You may promote charitable causes to customers, suppliers and colleagues, provided that you make it clear that you are acting for a charitable cause or organization and not Mitel. You should exercise caution if generating donations while at work to ensure that customers or suppliers do not feel that they are under any obligation to support the charitable cause or organization to maintain their relationship with Mitel and that fellow colleagues do not feel pressured to make contributions or donations.

Use of Mitel Property

Mitel computers, systems, phones and office equipment are provided to Mitel employees primarily for business purposes; however, employees are permitted to make reasonable use of Mitel equipment for personal reasons. Employees are required to use their good judgment in this regard. Otherwise, the use of company facilities, including computers, systems and telephones, for purposes that are not Mitel related is forbidden.

Information transmitted through Mitel resources implies affiliation with Mitel and therefore should reflect positively on Mitel. Communications that do not meet the law or this Code are prohibited.

Communications of any nature on Mitel systems should not be considered to be private. All information stored or transmitted on Mitel systems (including voice and electronic messages) is the property of Mitel, and Mitel reserves the right to inspect or audit any such information at any time, for any purpose and without notice.

Corporate Assets

It is the responsibility of all employees, officers and directors to use Mitel assets responsibly, and to guard Mitel assets with utmost care. Mitel assets include employee work time, property, equipment and facilities which belong to Mitel. It is prohibited for any Mitel employee to falsify any document including time sheets or expense claims, to use a company credit card for personal gain, or to allocate any Mitel asset without proper authorization. The use of Mitel assets for purposes unrelated to Mitel business is prohibited without proper authorization.

Every Mitel employee is personally responsible for all Mitel funds over which he or she exercises control. With the exception of senior management and Board approved arrangements such as certain banking/investment management functions, Mitel agents and contractors should not be allowed to exercise control over Mitel funds. Mitel funds must be used only for Mitel business purposes. Every Mitel employee, agent and contractor must take reasonable steps to ensure that Mitel receives good value for Mitel funds spent, and must maintain accurate and timely records of each and every expenditure. Expense reports must be accurate and submitted in a timely manner consistent with Mitel or departmental requirements. Mitel employees, agents and contractors must not use Mitel funds for any personal purpose.

Software

All software used to conduct Mitel business must be appropriately licensed. Never make or use illegal or unauthorized copies of any software, whether in the office, at home, or on the road, since doing so may constitute copyright infringement and may expose Mitel and the individual to potential civil and criminal liability.

The use of illegal or unauthorized copies of software may subject the employee to disciplinary action, up to and including termination. Mitel’s IT Department has the right, without notice, to inspect Mitel computers periodically to verify that only approved and licensed software has been installed. Any non-licensed/unsanctioned software may be removed without notice.

Corporate Opportunities

In general, employees, officers and directors are prohibited from using Mitel property or information for personal gain. As an example, employees, officers and directors have a duty to advance the business interests of Mitel when the opportunity to do so arises, and are prohibited from taking (or directing to a third party) a Mitel business opportunity.

Health and Safety

Mitel is committed to providing a safe working environment for all employees, and to developing programs that promote and safeguard employee well-being. Employees also must work safely and take all reasonable care to comply with health and safety laws, and to protect their health and safety and that of co-workers. Employees must report to their manager, the Health Unit, or Human Resources any accident or injury sustained while at work.

Further information regarding health and safety can be found in the Mitel Employee Handbook and applicable Mitel policy.

Privacy of Information

Mitel is committed to protecting the personal information of its employees, customers and any other individuals. This information must be held in strictest confidence, safeguarded appropriately, and dealt with in a manner that conforms to all applicable legislation and applicable Mitel policy.

Records

All employees, officers and directors must ensure that all Mitel records, reports, plans and any other data are factual, accurate and complete. All transactions between Mitel and any third party must be recorded in accordance with accepted business practices and principles. Any misrepresentation of facts or falsification of records or documents is prohibited and could lead to disciplinary action, up to and including termination.

All company records will be retained, maintained and destroyed in accordance with all applicable laws and any Mitel document retention policies. See also applicable Mitel policy.

Inside Information

Passing “Inside Information” to any person who has no right or need to have such information can be illegal and seriously detrimental to Mitel and the individuals involved.

“Inside Information” includes confidential information concerning the affairs of Mitel, a client, a potential client, a supplier, or any other company whose securities are publicly traded on a stock exchange. “Inside Information” is information that an investor could consider to be important in deciding whether or not to buy or sell that company’s stock or securities, but that has not been generally disclosed to the public. Examples might include a potential merger or acquisition, a technological discovery, or information about the company’s financial health.

Fair Treatment and Mutual Respect

Mitel expects its employees to create a workplace that is based on fair treatment and mutual respect. Mitel is an equal employment opportunity employer.

Mitel, by and through its management, makes all employment decisions based on merit and without discrimination on any prohibited ground including but not limited to gender, age, race, religion, place of origin, sexual orientation, marital status, family status, or physical or mental handicap. See also any applicable Mitel policy.

Mitel does not tolerate harassment perpetrated by or against an employee, contractor or agent of Mitel including but not limited to verbal harassment, visual harassment, physical harassment or sexual harassment.

If you believe you have experienced or observed harassment or discrimination, you should immediately contact your supervisor, Human Resources, the Global Business Ethics and Compliance Office or the Legal Department. Any manager who receives information about an alleged harassment or discrimination is required to immediately report it to Human Resources. All claims will be investigated through the appropriate channels, so that management can take appropriate corrective action if warranted.

Confidential Information

Each individual working for Mitel must protect and not disclose information about Mitel that is not generally available to the public or has not been published or widely disseminated (“Confidential Information”).

You may not disclose Mitel’s Confidential Information to anyone or use Mitel Confidential Information for your own benefit or for the benefit of anyone other than Mitel without the prior written consent of an authorized Mitel executive officer.

As a member of our workforce, you must follow Mitel guidelines to protect our Confidential Information, including the following:

1.	Ensure that a nondisclosure agreement, approved by the Legal Department, has been signed before providing any Confidential Information to any third party. You must not sign a third party’s nondisclosure agreement or accept changes to Mitel’s standard nondisclosure agreements without review and written approval by the Legal Department.

2.	Limit access to Confidential Information, e.g., by limiting reproduction and distribution of confidential documents to only those persons who have a genuine need to know. You are also responsible for properly labeling any and all documentation shared with or correspondence sent to the Legal Department or outside counsel as “Attorney-Client Privileged.”

3.	Keep all confidential documents in locked or secure areas and label such documents as “Confidential” to indicate the degree of care that must be applied when handling and distributing to others.

4.	You should not disclose Confidential Information to:

a)	any third party who has not signed or is not covered by a non-disclosure agreement or

b)	any person inside Mitel who does not have a need to know such information without authorization. Even in social situations, you should remember that you represent Mitel.

There may be situations where Mitel is legally obligated to disclose certain information. If you are contacted in connection with such a legal process, you must notify the Legal Department of the request prior to providing the requested information.

Similarly, you must protect and not disclose Confidential Information about other companies that you obtain in the course of your employment, e.g., in the course of joint development, joint venture or acquisition or merger activities. In addition, you should not use or disclose confidential information relating to our competitors’, customers’ or suppliers’ businesses.

Confidential Information may be technical as well as financial and business information. Examples of Confidential Information include: actual or projected sales, earnings, backlog, gross margins, significant capital expenditures or significant borrowings; any sales or bookings by product lines, business unit, or by country or other geographic area; internal forecasts for shipments or bookings; product performance or product development schedules; drawings, process parameters, technology roadmaps; any action or event which had or is likely to have a material effect on Mitel’s anticipated annual sales or earnings, or which may result in a special or extraordinary charge against earnings or capital; major management changes, a reorganization or reduction in workforce; a proposed merger, acquisition or disposition of assets; staff information, including reporting structures and salaries; technology or product roadmaps; specific customer or supplier confidential information, including sales, purchases or investment plans; and any other information that has not been published or widely disseminated by Mitel in a press release, annual report, securities filing, or other public forum. Mitel’s policy on handling Confidential Information applies to you both while you work at Mitel and after your employment at Mitel ends.

Intellectual Property

Our intellectual property (Confidential Information, trade secrets, patents, trademarks and copyrights) is the lifeblood of Mitel. Protecting this resource is of paramount importance for the continued vitality of the organization. Each of us is responsible for protecting Mitel’s intellectual property. You are required to ensure that a nondisclosure agreement, approved by the Legal Department, has been signed before providing any intellectual property, or any information pertaining to Mitel’s intellectual property, to any person or organization outside of Mitel.

Types of Intellectual Property include:

Inventions and Patents

All inventions, whether patentable or not, that you conceive, work on or reduce to practice while employed at Mitel are the property of Mitel. An exception to this rule is for inventions that are not related in any way to Mitel’s products, research or business, are developed entirely on your own time, and are developed without the use of any of Mitel’s assets, equipment, facilities, or resources. After conceiving an invention, you should consult applicable Mitel policy for the actions you should take as to the invention.

Copyright

Copyright laws protect many types of materials that we produce. For example, copyright laws often protect books, pamphlets, seminar materials, journals and computer software. All such materials that you create or help to create are owned by Mitel and subject to copyright protections. If you become aware of any unauthorized use of any copyrighted Mitel materials you must report it to an attorney in the Legal Department.

Trade Secrets

A trade secret is information, including a formula, pattern, compilation, program, device, method, technique or process that has economic value because it is not known to the public. In order to qualify as a trade secret, information must, in fact, be kept secret. If a trade secret is disclosed, Mitel may lose the ability to prevent others from using it. Members of our workforce who develop or handle trade secrets must follow Mitel guidelines to protect this information, including the following:

1.	Limit access to documents containing trade secrets, e.g., by limiting reproduction and distribution of such documents to only those persons within Mitel who have a genuine need to know.

2.	Number copies of documents containing trade secrets and maintain a list of those persons who have received copies.

3.	Place confidential legends on all documents containing trade secrets.

4.	Ensure that a nondisclosure agreement, approved by the Legal Department, has been signed before providing trade secrets to a third party.

5.	Store all confidential documents containing trade secrets in locked areas.

6.	Shred or securely store excess or obsolete documents containing trade secrets.

Trademarks

Our Mitel logo is the most recognized symbol of Mitel and is designed to reflect consistently Mitel’s values and attributes. Professional use of the Mitel logo requires strict adherence to Mitel standards and trademark law. You must consult with Marketing and obtain written approval before using the logo on printed documents, corporate gifts and other items.

Mitel Established Policies and Procedures

All Mitel employees are required to abide by all established Mitel policies and procedures.

Political Activity

All Mitel employees are free to participate in the political process as they so choose, so long as their activities are consistent with their obligations to Mitel as described in this Code.

No contributions from Mitel assets shall be made, either directly or indirectly, to support or oppose any political party or candidate.

Shareholders

Shareholders are the true owners of the business. They are entitled to expect fair return on their investment. Mitel is committed to building sustained shareholder wealth by conducting our business in what we believe to be their best interests and within the guidelines of this Code.

Mitel will comply with all statutory, exchange and regulatory laws, rules and requirements to provide information to its shareholders.

Disclosures and Financial Reporting

Mitel employees, officers and directors will maintain complete, accurate and reliable records in accordance with Generally Accepted Accounting Principles (“GAAP”). Mitel will design and maintain an effective system of internal controls respecting disclosure and financial reporting.

Mitel employees, officers and directors, including the CEO and CFO and any other officer with senior financial responsibilities (“the Senior Financial Officers”), must be familiar with and comply with Mitel’s disclosure controls and procedures and financial controls, to the extent this is relevant to the individual’s responsibilities to Mitel.

Mitel employees, officers and directors, including the Senior Financial Officers, will take reasonable steps to ensure that all reports and public communications are accurate, complete and timely, especially when dealing with financial matters.

Mitel employees, officers and directors will provide timely and accurate financial information to the financial community, the securities regulators, any other regulatory or governmental body as required and the public.

Mitel will make every reasonable effort to respond to all reasonable requests for financial information from its shareholders, and any others in the financial community. Only authorized employees will provide financial information or opinions outside the Company.

Mitel employees, officers and directors are required to promptly bring the following to the attention of the Global Business Ethics and Compliance Officer, the Legal Department,

Mitel’s Internal Audit or the Global Ethics and Compliance Hotline: 1) any information they have respecting deficiencies in the internal controls that could affect Mitel’s disclosure or financial reporting obligations; 2) any fraud, manipulation or coercion, directly or indirectly involving any employee, including any director or member of the management team, that in any way involves Mitel’s obligation to disclose, its financial reporting or the system of internal controls, including statements or omissions of material facts made to external auditors or accountants that could, if successful, result in rendering Mitel’s financial statements materially misleading; and 3) any other fraud, manipulation or coercion involving any employee, including any director or member of the management team, relevant to Mitel’s business.

Conduct Relating to Customers, Competitors and Suppliers

Customers

Mitel’s business success is driven by our ability to attract and retain new and existing customers. The Mitel “Quality Policy” is fundamental to this success:

“We will provide communications and collaboration products and services that meet the needs of our customers and exceed their expectations.”

This is achieved through global customer focus, communication, measurement, legal requirements and continuous improvement as expressed in our organization, business environment, needs, objectives, processes, plans and product roadmaps.

It is every Mitel employee’s responsibility to ensure that all interactions with our customers are honored, professional, in compliance with applicable laws and regulations, and adhere to best business practices.

Antitrust/Competition

Mitel is committed to competing effectively, but lawfully, in our business markets. Mitel, its employees, contractors and agents must comply with the antitrust and unfair competition laws of the countries in which our Company engages in business. These laws vary by country and can be complex. Every Mitel employee is responsible for knowing the laws that apply to his or her business activities.

In general, antitrust laws prohibit or regulate mergers and acquisitions, attempts to monopolize or otherwise restrain trade, selling product below cost, price discrimination, price fixing or other agreements with competitors that would divide or allocate customers or otherwise harm customers, certain kinds of “tying” arrangements that require a customer who wishes to purchase a given product to buy other products or services, artificially maintaining prices, and certain other restrictive agreements or arrangements. Mitel employees may not exchange non-public sales information with competitors or exchange sales information with competitors for the purpose of affecting sales prices or levels.

Mitel requires that all competitive activities be lawful and ethical. Employees may not use improper or illegal means of gaining competitive information that is confidential or proprietary information owned by others. Employees may not use or disclose confidential or proprietary information of others under restrictions against use or disclosure whether those restrictions arise from past employment or any other sources.

Violations of antitrust laws may result in severe penalties for Mitel and the individuals involved, including substantial fines and prison sentences. They will also be dealt with strictly by Mitel with respect to the involved employees and appropriate discipline, up to and including termination, will be administered. If employees have doubts about a proposed business arrangement or exchange of information, they should consult with the Global Business Ethics and Compliance Office or the Legal Department.

Fraud and Abuse

Mitel is committed to ensuring that all of its communications with customers, suppliers, dealers, the public, and other third parties are truthful. All employees must ensure that in all of their activities on behalf of Mitel, they are not misrepresenting or concealing important facts, and that they are not enabling someone else to do so.

Examples of prohibited conduct include: 1) Misrepresenting the price to be charged or the equipment to be provided to a customer, even if done at the customer’s request; 2) Altering or destroying documents in order to conceal information; and 3) Forging documents or signatures.

More generally, Mitel requires its employees to act ethically, honestly, and lawfully in their dealings with any third party and the Company itself. Examples of prohibited conduct in this respect include: 1) theft, embezzlement, or other misappropriation of Mitel, customer, partner or supplier funds and/or assets; 2) conversion to personal use of cash, securities, supplies or any other Mitel asset; 3) impropriety with respect to reporting financial transactions; 4) destruction or concealment of records or assets; and 5) certification of incorrect financial information to Mitel.

Violations of the laws prohibiting fraud may result in severe penalties for Mitel and/or the individuals involved, including substantial fines and prison sentences. They will also be dealt with strictly by Mitel with respect to the involved employees and appropriate discipline, up to and including termination, will be administered. If employees have doubts about a representation they are about to make, or that a customer or other third party has asked them to make, they should consult with the Global Business Ethics and Compliance Office or the Legal Department.

Gifts and Entertainment

Employees, officers and directors shall not give, directly or indirectly, expensive gifts or excessive entertainment or benefits to other persons on behalf of Mitel. Employees, officers and directors shall not accept or give anything that might compromise, or might be seen to compromise their judgment or inappropriately influence others. The guiding principle is good judgment taking into consideration whether the matter, if disclosed, is reasonably likely to cause embarrassment to either the individual or Mitel.

Gifts and entertainment (even of nominal value) to government employees and officials are strictly prohibited without prior written approval from the Global Business Ethics and Compliance Office or the Legal Department.

Conduct Relating to the Community at Large

Mitel recognizes and accepts fully its obligations to the countries and communities worldwide where it conducts business. Mitel’s commitment to acting ethically and responsibly in the world business community includes: willingly complying with all applicable laws and regulations; seeking to protect the environment and promote environmental concerns; assisting and participating in worthy educational and social programs in the communities where Mitel conducts business.

Mitel employees, officers and directors shall conduct any dealings with public officials in any country with integrity, and in a manner that will not tarnish the reputation of the official, Mitel or the Mitel employee, officer or director. Even the appearance of impropriety in dealing with public officials is not acceptable.

Discussion relating to various compliance topics follows. This is not a comprehensive discussion of all compliance areas but highlights the most commonly encountered compliance topics.

Taxes

Mitel strictly complies with and pays all known applicable taxes, required by provincial, federal, state, local and foreign laws. Many of these laws require the reporting of financial information, payment of taxes due, filing of tax returns, and withholding or collecting of necessary taxes on behalf of our workforce. Contact the Tax Department if you have any questions regarding Mitel’s responsibilities under tax laws, rules and regulations.

If you have reason to suspect that there has been a violation of a tax law, rule and/or regulation, you are required to report the suspected violation to the Global Business Ethics and Compliance Office, the Legal Department or the Internal Audit Department.

Lobbying

Mitel is under obligations in various countries to report lobbying activity done by Mitel’s workforce, agents or contractors.

Members of Mitel’s workforce, agents or contractors whose work requires lobbying communication with any member or employee of a legislative body or with any government official or employee must have prior written approval of such communications from the Legal Department. Activity covered includes but is not limited to meetings with legislators or members of their staffs, elected officials or with senior executive branch officials. Preparation, research, and other background activities that are done in support of lobbying communications are also covered even if the communication ultimately is not made.

Corruption

It is prohibited for a Mitel employee, contractor or agent to pay a bribe to any public official. It is further prohibited for an employee, contractor or agent to offer or accept kickbacks or other inducements from contractors or subcontractors that are made for the purpose of improperly inducing or awarding a contract or subcontract.

Mitel employees, contractors and agents working in countries other than Canada or the United States should be aware that bribes to foreign government officials may violate various national and international laws. In addition, some of these laws require Mitel to maintain proper accounting controls and keep detailed records of all financial dealings with foreign governments, including payments of any kind.

Mitel prohibits the use of “facilitating payments” made to ensure that public officials perform tasks they are supposed to perform as part of their normal job function. For further information on this topic, please contact the Global Business Ethics and Compliance Office or the Legal Department.

Government Sales

Mitel’s contracts with government agencies, including schools, and for projects involving government funding, are subject to special governmental regulations and impose special requirements on Mitel and on our workforce.

When cost and pricing data are required to respond to a government solicitation, the cost and pricing data must be current, accurate and complete. All costs are to be properly recorded, documented and retained in compliance with provincial, federal and local procurement regulations. Each division/ business unit doing business with governments must invoice the government in strict compliance with applicable government cost principles and other regulations.

When contracting with a government, you are obligated to ensure the truth of any representations made to government agencies and to ensure the quality of goods and services provided to the government. Violating these laws could potentially subject Mitel and the individuals involved to criminal and civil penalties, including prison sentences.

Each Mitel employee is responsible to make sure that government requirements are met and that all government regulations are being followed. Some examples of these requirements include: 1) accurately representing which Mitel products are allowable for sale under government contracts; 2) accurately representing the price or cost of Mitel products or services; 3) not improperly soliciting or obtaining confidential information, such as sealed competitors’ bids, from government officials prior to the award of a contract; 4) hiring present and former government personnel only in compliance with applicable laws and regulations (as well as in consultation with the Legal Department and Human Resources); and 5) not including hidden terms, side agreements or other undisclosed arrangements.

Government Investigations

Mitel will cooperate fully in any appropriate governmental or regulatory investigation. Some governmental dealings can be handled by the employee responsible for such matters. However, whenever an employee, officer or director receives information about a new governmental investigation or inquiry, or has any concerns about any governmental dealing, they are required to report the information to the Global Business Ethics and Compliance Office or the Legal Department.

Mitel employees, officers or directors, shall never, under any circumstances: destroy or alter any Mitel documents in anticipation of a request for the document from any governmental authority; make any untrue or misleading statements to any governmental investigator; or attempt to influence any Mitel employee, or any other person, to provide false or misleading information or to hide any information from any governmental investigator. Violation of this mandate could lead to disciplinary action, up to and including termination.

Environment

Mitel is committed to protecting the environment. All employees are required to comply with all applicable environmental protection legislation. Violation of environmental protection laws, even if unintentional, can result in severe penalties to Mitel and/or the employees involved. Employees must report any circumstances where toxic substances are spilled or released into the environment immediately to the Global Business Ethics and Compliance Office or the Legal Department. See also any applicable Mitel policy.

Employees are urged to reduce, reuse, and recycle, and to participate in the recycling programs implemented at Mitel work sites.

Enforcement of the Code

Duty to Disclose/Report

Employees are required to promptly report all suspected violations of the Code or complaints or concerns including,

•	financial statements or other disclosures

•	accounting, internal accounting or disclosure controls

•	auditing matters

•	breaches of Mitel security policies

•	illegal or unethical behaviour

•	breaches of any applicable law, rule or regulation

•	retaliation against any person reporting a suspected violation of the Code.

Reporting Options

•	Employees may contact the Ethics Line anonymously:

Country	Type of Service	First Dial (Direct Access Codes)	Second Dial
Australia	Direct Access	1-800-881-011 to place calls using Telstra 1-800-551-155 to place calls using Optus	866-617-4448
Barbados	Direct Access	1-800-225-5288	866-617-4448
Belgium	Direct Access	0-800-100-10	866-617-4448
Brazil	Direct Access	0-800-890-0288 or 0-800-888-8288	866-617-4448
France	Direct Access	0-800-99-0011	866-617-4448
Germany	Direct Access	0-800-225-5288	866-617-4448
Hong Kong	Direct Access	###-##-#### or ###-##-####	866-617-4448
Mexico	Direct Access	01-800-288-2872 or 001-800-462-4240	866-617-4448
Saudi Arabia	Direct Access	1-800-10	866-617-4448
Singapore	Direct Access	800-011-1111 or 800-001-0001	866-617-4448
South Africa	Direct Access	0-800-99-0123	866-617-4448
Spain	Direct Access	###-##-####	866-617-4448
United Arab Emirates	Direct Access	0-800-121	866-617-4448
United Kingdom	Direct Access	0-800-89-0011 or 0-500-89-0011	866-617-4448

Canada	Toll-free	n/a	1-866-617-4448
United States	Toll-free	n/a	1-866-617-4448

For Direct Access dialing, the caller must first enter the access code and then dial the ‘866’ number provided for the country.

In some cases, there may be more than one access code per country. Which one to use depends on the exact calling area.

The most up-to-date Direct Access information is available on the following website:

http://www.usa.att.com/traveler/index.jsp

•	Ethics Line Web-site Access:

https://www.compliance-helpline.com/welcomePageMitel.jsp

•	Or one of the internal company contacts:

•	Global Business Ethics and Compliance Office:

•	greg.hiscock@mitel.com

•	x 72182

•	Legal Department: +1 (613) 592-2122

All communications will be treated with the highest regard for confidentiality.

Non-retaliation

No director, officer or employee of Mitel who in good faith reports a violation of the Mitel Code of Business Conduct or complaints or concerns, including:

•	financial statements or other disclosures

•	accounting, internal accounting or disclosure controls

•	auditing matters

•	breaches of Mitel security policies

•	illegal or unethical behaviour

•	breaches of any applicable law, rule or regulation

•	retaliation against any person reporting a suspected violation of the Code shall suffer harassment, retaliation or adverse employment consequence.

This Policy is intended to encourage and enable the Mitel workforce to raise serious concerns utilizing an internal reporting procedure that provides the individual with adequate protection from retaliation by Mitel, or any of its employees, officers and directors.

Investigative Action/Discipline

Following the receipt of any issues, concerns or complaints submitted pursuant to this Code, the Global Business Ethics and Compliance Office will investigate each matter reported and take/recommend corrective and disciplinary actions, where appropriate. Disciplinary actions that may be taken include, but are not limited to warning, censure, reprimand, suspension, loss of pay and termination.

The Global Business Ethics and Compliance Office may enlist or retain assistance both inside and outside the company, including members of the Mitel Internal Audit Department, other employees of Mitel (who may possess relevant subject matter expertise), the Chair of the Board of Directors’ Audit Committee and/or outside legal, accounting or other advisors, as appropriate, to assist the Global Business Ethics and Compliance Office in conducting investigations arising out of a report submitted pursuant to this Code.

Appropriate records will be maintained of incidents reported and subsequent investigations for a period of time determined by applicable Mitel policy. The Global Business Ethics and Compliance Office shall keep a written record of all reports or inquiries and report compliance activities and complaints on a regular basis to the Audit Committee of the Mitel Board of Directors.

Right to Investigate, Audit and Enforce

Mitel reserves the right to investigate, audit and enforce compliance with this Code. All employees, officers and directors shall cooperate with properly authorized internal or external auditors or compliance investigators and provide them full, free and unrestricted access to all Mitel operations, facilities, and records.

Waivers

The Board of Directors (in the case of a violation by an executive officer or director) or the Director of Global Business Ethics and Compliance (in the case of a violation by any other employee) may, in its discretion, waive any violation of this Code. Any waiver for an executive officer or director shall be disclosed in a timely manner as required by the corporate governance guidelines of the NASDAQ Stock Market, the applicable rules of the Securities and Exchange Commission and the applicable securities laws and the rules of any other stock exchange on which the Mitel’s securities are listed for trading.

Resources

The most current version of this Code of Business Conduct is located on Mitel’s website, intranet or can be obtained by contacting the Global Business Ethics and Compliance Office.

Many Mitel policies can be found on Mitel’s website and Policy Portal or can be obtained from your management.

Always Remember…..

When in doubt…contact Mitel’s Global Business Ethics and Compliance Office.

This Code sets out an ethical framework to assist employees, officers, directors, contractors and agents in making choices while carrying out their duties at Mitel. It cannot describe the best course of action in every situation. Mitel relies on employees, officers, directors, contractors and agents to use their judgment and to be guided by the spirit of this Code.

ALWAYS think before acting and seek guidance when unsure.

As our society and corporate culture continues to evolve, Mitel policies and practices will be required to change. Mitel will continually review this Code and all policies to meet the requirements of new developments. Employees are encouraged to assist this process by bringing to the attention of the Global Business Ethics and Compliance Office or the Legal Department any issues or developments of concern. The most current and effective version of this Code will be located on the Mitel intranet for accessibility and review.